Exhibit C

The trading dates, number of shares purchased and the weighted average price per share for all transactions by the Reporting Person in the shares of Common Stock since the filing of Amendment No. 1, are set forth below:

Date	Quantity	Weighted Average Price per Share

8/28/2017	5,500	17.0147

8/29/2017	7,500	17.0558

8/30/2017	5,000	17.1975

8/31/2017	15,000	17.2582

9/1/2017	12,615	17.2469

9/5/2017	9,850	17.1534

9/6/2017	1,006	17.2470

9/8/2017	5,000	17.4920

9/11/17	40,000	17.9669

9/12/17	10,000	18.0573